Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-80319, 333-50448, 333-60396, 333-118804, 333-163780, 333-192703, 333-221810 and 333-152939 on Form S-8 of our reports dated March 30, 2023, relating to the consolidated financial statements and financial statement schedule of Semtech Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended January 29, 2023.

/s/ Deloitte & Touche LLP

Los Angeles, California

March 30, 2023